Filed Pursuant to Rule 424(b)(3)
Registration No. 333-275133

Prospectus Supplement No. 3

(To Prospectus dated April 5, 2024)

VinFast Auto Ltd.

95,273,331 Ordinary Shares

This prospectus supplement amends and supplements the prospectus dated April 5, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-275133). The Prospectus relates to the offer and sale, from time to time, by YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville”), of up to 95,273,331 ordinary shares in the capital of VinFast Auto Ltd., a public company incorporated under the laws of Singapore (Company Registration No: 201501874G) (“we”, “us”, the “Company” or “VinFast”), no par value (“ordinary shares”) that we may, at our discretion, elect to issue to Yorkville from time to time, pursuant to the Standby Equity Subscription Agreement, dated as of October 20, 2023, entered into by and between Yorkville and the Company.

This prospectus supplement is being filed to update and supplement the information included in the Prospectus with the information contained herein. This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ordinary shares and warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols, “VFS” and “VFSWW.” On June 13, 2024, the last reported sale price of our ordinary shares and warrants as reported on Nasdaq was $3.93 per ordinary share and $0.42 per warrant, respectively.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 14, 2024

June 2024 Business Updates

Manufacturing Facilities

In select target markets, VinFast Auto Ltd. (“VinFast”, “we”, “us”, “our”, or the “Company”) have decided to accelerate the establishment of our manufacturing facilities to leverage attractive government incentives.

In India, the target production start date for our Completely Knocked Down (“CKD”) facility in Thoothukudi, Tamil Nadu, is expected to be in the first half of 2025.

In Indonesia, the target production start date for our CKD facility is expected to be by the end of 2025. We expect to break ground on our manufacturing facility in Indonesia within the next two months.

Our CKD facilities in Thoothukudi, Tamil Nadu, and in Indonesia are each expected to have an annual capacity of approximately 50,000 vehicles for phase 1, with a potential ramp-up to 300,000 vehicles per year depending on market demand.

Philippines Market

In May 2024, we officially launched our brand in the Philippines. We are preparing to open a series of showrooms, with vehicle sales commencing shortly thereafter.

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